EQUIPMENT PURCHASE AND INSTALLATION AGREEMENT
THIS EQUIPMENT PURCHASE AND INSTALLATION AGREEMENT ("Agreement") is made and entered into effective this 29th day of December, 2016 by and between ICM, Inc., a Kansas corporation ("Seller") and Homeland Energy Solutions, LLC, an Iowa limited liability company ("Buyer"). Seller and Buyer may be individually referred to herein as a "Party" or collectively as the "Parties" as the context dictates.
FOR AND IN CONSIDERATION of the mutual promises, covenants, agreements and payments set forth herein, the sufficiency of which is hereby acknowledged, Seller and Buyer agree as follows:

1.
Sale of Goods. Subject to the terms and conditions specified herein, Seller shall sell to Buyer, and Buyer shall purchase from Seller the Equipment set forth in Exhibit "A" attached hereto (collectively, the "Equipment"), comprising an 1CM proprietary designed dual dryer system ("ICM-Designed Dryer System") and other Equipment. (Seller's work to be performed under this Agreement is sometimes hereafter referred to as the "Scope of Work"). Upon completion, there may be variations in the details of design, fabrication, arrangement or installation of any particular piece of Equipment that does not affect the ability of the Equipment to operate as originally intended. Seller reserves the right to make such changes in details of design, fabrication, arrangement or Equipment as shall in Seller's judgment constitute an improvement or needed change, all with notice to Buyer, but without a change to the Purchase Price. If changes are made which affect the Buyer's layout or schedule, Seller will notify Buyer for concurrence with the change. Any changes made at Buyer's request that relate to sizing of Equipment or integration of Equipment in a manner different than that designed by Seller shall require a change order that may result in the increase of the Purchase Price. Buyer will use commercially reasonable efforts to provide all site work permits in a timely manner.

2.	Installation.

(A)
Seller shall install the Equipment at Buyer's ethanol plant located at 2779 Iowa Highway 24, Lawler, IA 52154 ("Plant"). The installation services ("Installation Services") to be provided by Seller are set forth in Exhibit "B". Installation Services shall include the commissioning and training described in Exhibit "A". Preliminary general arrangement drawings showing the location of the Equipment to be installed at the Plant are attached hereto as Exhibit "C". Seller shall install all Equipment in a workmanlike manner and in compliance with applicable laws, regulations and ordinances in effect as of the Effective Date and continuing throughout the duration of the Installation Services until completed. At all times during the installation, Buyer shall remain the operator of the Plant as that term is used in applicable federal and state regulations. Buyer will use best efforts to provide all site work permits in a timely manner. To the extent that Buyer's internal safety requirements differ from applicable laws and safety regulations and such difference requires Seller to incur additional cost for personnel, labor or materials in excess than that required for compliance with applicable laws and safety regulations, then the parties agree that the

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additional cost shall be added to the Purchase Price by change order signed by both parties.

(B)
If this Agreement is entered into on or before December 29, 2016 then Installation Services shall begin on or around February 6, 2017, and continue thereafter until completed. Seller estimates that installation of the Equipment will take approximately two hundred seventy (270) calendar days. In the event Buyer fails to timely obtain applicable governmental permitting, including, without limitation, construction permits, the amended air permit, the parties will mutually agree on a new date to begin the Installation Services. An informational project schedule is attached hereto as Exhibit "D".

(A)
Buyer shall make the Plant available to Seller during the pendency of Installation Services. The parties acknowledge that the installation of the Equipment may require the Plant to be shut down for a period of time on multiple occasions. Seller will use commercially reasonable efforts to complete shutdown related activities in one (1) twelve (12) day shutdown, as clarified by the Buyer. However, Buyer acknowledges that due to unforeseen circumstances, an additional shutdown and/or an extension of the previously mentioned time may be required. Seller will provide Buyer in advance with its general plan of action during such shutdown. Presently, the dates for the shutdown have not been provided to the Seller. In order for Seller to define a Project schedule, Buyer must provide the shutdown dates within fourteen (14) days of execution of this Agreement.

(B)
Seller will issue a "Certificate of Completion of Installation" upon the completion of the installation of the Equipment at the Plant. The Certificate of Completion of Installation shall be countersigned by Buyer. Following the issuance of the Certificate of Completion of Installation, the Equipment will be commissioned/started-up by Seller.

3.    Purchase Price

(A)
The purchase price which Buyer shall pay to Seller for the Equipment and Installation Services is Twenty-Seven Million and 00/100 U.S. Dollars ($27,000,000.00 USD) ("Purchase Price"). The Purchase Price includes 7% Chickasaw County, Iowa sales tax on all building related materials, concrete, and consumable items only. ICM will utilize Customer's Iowa sales tax certificate for new construction issued on April 28, 2016 for all other items. If such exemption has expired after April 28, 2016 all sales taxes will be Customer's responsibility and will be billed as an additional cost to Customer to the extent that ICM is obligated to collect and remit such taxes.

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4.	Allowances. Purchase Price includes the Buyer requested allowances described below:

(A)
Relief Sizing Engineering, Equipment & Installation Allowance - It is anticipated that there will be new relief devices required at several locations within the Distillation & Evaporation section of the existing facility in order for the plant to operate at a plant rate of 195 MMGPY. At this time it is unknown which devices are inadequate and will need to be replaced. To address this unknown quantity the Purchase Price includes a One Hundred Fifty Thousand and 00/100 U.S. Dollar ($150,000 USD) allowance to cover engineering time, equipment purchase and installation of new pressure relief devices to replace existing devices which are found to be inadequate following an engineering study to identify which devices are not adequate. Further clarification provided within Exhibit "A". All incurred costs to be billed on a T&M basis at Seller's then current Professional Services Schedule. Reference Exhibit "E" for the current Professional Services Schedule.

(B)
Cooling Tower Water Treatment Allowance - Cooling Tower filtration, water treatment and associated piping has not been designed as part of this Scope of Work at this time. While it is understood that there will be equipment requirements associated with the addition of the new Cooling Tower the exact design criteria and equipment are unknown at this time. With this understanding the Purchase Price includes a One Hundred Thousand and 00/100 U.S. Dollar ($100,000 USD) allowance to cover engineering time, equipment purchase, materials and installation of a water treatment system design to support the addition of a 3-Cell Cooling Tower. Further clarification provided within Exhibit "A". All incurred costs to be billed on a T&M basis at Seller's then current Professional Services Schedule. Reference Exhibit "E" for the current Professional Services Schedule.

5.	Terms of Payment. The Purchase Price shall be payable by Buyer as follows:

(A)
Thirty percent (30%) of the Purchase Price, Eight Million One Hundred Thousand and 00/100 Dollars U.S. Dollars ($8,100,000.00 USD), shall be due and payable on the date this Agreement is signed by Buyer.

(B)
Thirty percent (30%) of the Purchase Price, Eight Million One Hundred Thousand and 00/100 Dollars U.S. Dollars ($8,100,000.00 USD), shall be due and payable upon delivery and installation of Equipment listed in Exhibit "A" 1CM-Designed Dryer System Equipment Section 1. Class 'I Major Equipment.

(C)	Twenty percent (20%) of the Purchase Price, Five Million Four Hundred Thousand and 00/100 Dollars U.S. Dollars ($5,400,000.00 USD), shall
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be due and payable upon delivery and installation of tanks, pumps, heat exchangers and agitators listed in Exhibit "A" Process Expansion Equipment Sections 1. Beer / Mash Exchanger and Mash Cooler Modifications & 2. Dual Evaporators;

(D)
Ten percent (10%) of the Purchase Price, Two Million Seven Hundred Thousand and 00/100 Dollars U.S. Dollars ($2,700,000.00 USD), shall be due and payable upon completion of installation and commissioning of Exhibit "A" Equipment Section 4. Distillation Cooling Tower as evidenced by the dually executed Certificate of Completion of Installation specifically for the Distillation Cooling Tower;

(E)
Five percent (5%) of the Purchase Price, One Million Three Hundred Fifty Thousand and 00/100 Dollars U.S. Dollars ($1, 350,000.00 USD), shall be due and payable upon substantial completion of installation of the Equipment as evidenced by the dually executed Certificate of Completion of Installation.

(F)	Five percent (5%) of the Purchase Price, One Million Three Hundred Fifty Thousand and 00/100 Dollars U.S. Dollars ($1, 350,000.00 USD), shall be due and payable upon Final Completion.
Invoices shall be payable net ten (10) business days of issuance by Seller. If Buyer fails or refuses to pay Seller all or any part of the Purchase Price within ten (10) calendar days following the date upon which any payment is due, interest shall accrue and be paid by Buyer to Seller in addition to the unpaid Purchase Price at the rate of eighteen percent (18%) per annum on the unpaid and undisputed amount, or the highest interest rate allowed by law, whichever rate is less. In any action or proceedings arising out of this Agreement in which Seller seeks collection of any portion of the Purchase Price not paid when due, Seller shall be entitled to recovery of its reasonable attorneys' fees and costs.
All amounts are quoted in U.S. dollars and are to be paid in U.S. dollars. Payments must be paid by wire transfer, Seller's wire transfer instructions are as follows:
Institution: Commerce Bank, N.A.
ABA Routing Number: 101000019
Account Name: ICM, Inc. Operating Account
Account Number: 600924614
Buyer's wire transfer instructions must reference the invoice number(s) being paid otherwise payments will be applied to Buyer's unpaid invoices (including interest charges) at Seller's discretion.
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6.    Design Basis. The design basis for the Equipment comprising specifically the
ICM-Designed Dryer System is as follows:

(A)    Dual Dryer Performance Specifications:

1.Maximum Natural Gas Consumption: 80.0million BTU/hour.
2.Efficiency: 0.8 lbs. H2O evaporated/1,000 BTU of Natural Gas
3.Maximum Dryer Evaporation: 64,000 lbs. H2O/Hr
(B)    RTO Performance Specifications:
Eisenmann Regenerative Thermal Oxidizer (VRTO-C): Please see Exhibit F for ICM Recommended Air Emissions.

4.
VOC (98% DRE): Eisenmann guarantees that the VOC solvent destruction efficiency per EPA Method 25A will be a minimum of 98% based on a minimum of 500 ppmv VOC as propane at normal operating conditions or no more than 10 ppmv as propane at the outlet, whichever is least restrictive.

5.
CO (90% DRE): Eisenmann guarantees that the outlet CO concentration per EPA Method 10 will not exceed 75 ppmvd based on 750 ppmvd maximum CO or 90% removal of CO in the process stream, whichever is least restrictive.

6.
NOx: Eisenmann guarantees that the outlet NOx concentration per EPA Method 7E from the VRTO-C system only will not add more than 0.06 lbs/MMBtu natural gas fires emissions rate. This excludes the NOx contributed via chemical bound nitrogen found in such components as amines, ammonia, etc.

7.    Limited Warranty.

(A)
Equipment Warranty. Seller warrants that the Equipment will be free from defects in material and workmanship for a period of twelve (12) months from the date of the issuance of the Certificate of Completion of Installation by Seller. Notwithstanding the foregoing, should the issuance of the Certificate of Completion of Installation be delayed by Buyer after Seller notifies Buyer that the Equipment is ready for start-up, Seller's warranty hereunder shall be deemed to have commenced not more than fifteen (15) months from the date that Seller notifies Buyer that the Equipment is ready for start-up. Seller's warranty is contingent upon (i) operation and maintenance of the Equipment during the entire warranty period in accordance with Seller's recommended operating procedures and with OEM recommendations; and (ii) trend data or other relevant reports from the historian module from the Distributed Control System ("DCS") for the warranty period, and daily operational run logs that demonstrate proper equipment operation and maintenance during the warranty period. Buyer

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must notify Seller in writing within a reasonable time period, but not later than five (5) business days following Buyer's observation of non-conformity that the warranted component(s) is not in conformity with this limited warranty during the stated warranty period. Seller's obligation and Buyer's sole remedy, under this limited Equipment warranty is, at Seller's option, the repair, replacement or correction of any non-conforming component of the Equipment.

(B)
Installation Warranty. Seller warrants that Equipment will be installed in a workmanlike manner, and that the installation of the Equipment will be free from defects in workmanship for a period of twelve (12) months from the date of the issuance of the Certificate of Completion of Installation by Seller. Notwithstanding the foregoing, should the issuance of the Certificate of Completion of Installation be delayed by Buyer after Seller notifies Buyer that the Equipment is ready for start-up, Seller's warranty hereunder shall be deemed to have commenced not more than fifteen (15) months from the date that Seller notifies Buyer that the Equipment is ready for start-up. If Buyer notifies Seller in writing within a reasonable time period, but not later than five (5) business days following Buyer's observation of non-conformity, that the installation is not in conformity with this limited warranty during the stated warranty period, Seller will, without charge to Buyer, re-perform or otherwise correct the installation service so that it conforms to this limited warranty, with such remedy being the sole and exclusive remedy of Buyer for breach of this limited installation warranty.

(C)
Consumable Items. Consumable items are warranted for thirty (30) days or the duration of the manufacturer's warranty, whichever is greater. Seller's sole obligation under this limited consumable items warranty is the replacement of the repair or replacement, at Seller's election, of the warranted consumable. Consumable items are defined as wear components or parts that are periodically replaced in conjunction with normal maintenance procedures. These components or parts include, but are not limited to, items such as drive belts, seals, valve seats, packings, rupture disks, filters, fractional HP motors, etc.

(D)
Correction Period. Buyer will ensure that upon Seller's request a reasonable period of time is allowed immediately following startup of the Equipment for Seller to repair or replace any defective Equipment or any of the Installation Services known at that time.

(E)	Warranty Exclusions and Disclaimer. The following are not covered by Seller's warranty:

(1)	Damage caused by use of the Equipment for purposes other than those for which it was designed, and/or in violation of Seller's Recommended Operating Procedures. Operating the Equipment
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at a rate above the capacity at which it was designed will have an adverse effect on the Equipment and system including mechanical components and emission performance. The Equipment is to be operated within the guidelines of the operating procedures defined by Seller or the Equipment manufacturer provided to Buyer by Seller. All operations outside these guidelines will be in violation of Seller's limited warranty and will void such limited warranties.

(2)	Damage caused by disasters such as fire, flood, tornado, wind and lightning.

(3)	Damage or failure caused by improper maintenance, unauthorized attachments, modifications.

(4)
Use in a manner not in accordance with any operation manual or recommended operating procedure supplied by Seller (as such manual may be amended or supplemented from time to time, with notice to Buyer).

(5)	Any other abuse or misuse by Buyer.
EXCEPT AS SPECIFICALLY STATED IN THIS AGREEMENT, SELLER DISCLAIMS ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

(F)
Specially Manufactured Goods. Buyer acknowledges that the Equipment incorporates specially manufactured goods (as that term is defined in the Uniform Commercial Code), that have been manufactured specifically for Seller's performance of this Agreement.

8.    Limitation of Liability.
(A) EXCEPT AS PROVIDED IN PARAGRAPH 7(B) BELOW, NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY FOR ANY LOST PROFITS, LOST SAVINGS, OR OTHER CONSEQUENTIAL DAMAGES, OR FOR ANY INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT AS PROVIDED IN SECTION 10, SELLER SHALL NOT BE LIABLE FOR ANY CLAIM BY THE BUYER BASED UPON ANY CLAIM BY ANY OTHER PARTY AGAINST THE BUYER. IN NO EVENT SHALL SELLER'S TOTAL LIABILITY HEREUNDER EXCEED FIVE MILLION and 00/100 DOLLARS ($5,000,000.00).
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9.
Force Majeure. Neither Party shall be responsible for any failure to perform due to causes beyond a Party's reasonable control, including but not limited to labor disputes, strikes, acts of God, fire, delays in transportation, interruption or failure of electricity or communications systems, or governmental actions. Any delay beyond a Party's reasonable control shall be excused and the period of performance extended as may be necessary to enable the Party to perform after the cause of delay has been removed.

10.    Confidentiality Obligation.

(A)
For purposes of this Agreement, "Proprietary Property" shall mean the design, arrangement, configuration and specification of the Equipment, together with operating procedures, P&IDs, drawings, methods, techniques, protocols, procedures, plans and processes related thereto, whether or not presently practiced, and together with any and all enhancements, modifications, improvements, refinements or changes of any aspect thereof, whether the same are suggested or made by Seller, by Buyer, by their employees or agents, or by others.

(B)
Buyer shall treat the Proprietary Property as Seller's Confidential Information as that term is defined in the applicable Confidentiality Agreement between Buyer and Seller, and shall use its best efforts to maintain such information as secret and confidential. Buyer shall refrain from copying, reverse engineering, disassembling, decompiling, translating, or modifying the Equipment or Proprietary Property, or granting any other person or entity the right to do so, without the prior written consent of Seller. As between Buyer and Seller, Seller has the exclusive right and interest in and to the Proprietary Property and the goodwill associated therewith and symbolized thereby.    Buyer's use of the

Proprietary Property pursuant to this Agreement does not give Buyer any ownership interest or other interest in or to the Proprietary Property, or any
component thereof, other than the rights granted herein.    Buyer
acknowledges the Proprietary Property to be valid and will not, directly or indirectly, contest the validity or the ownership by Seller thereof.
11.    Indemnification

(A)
Seller agrees to indemnify and hold Buyer harmless from and against all claims, demands, liabilities, actions, litigations, losses, damages, costs and expenses (including reasonable attorneys' fees) arising out of the infringement of adversely owned patents, copyrights or any other intellectual property rights by reason of Buyer's purchase and use of the Equipment, even if Buyer is not named as a party in a lawsuit. In the event that any lawsuit, arbitration or other proceeding ("Suit") is instituted against Buyer by a third party alleging infringement of any adversely owned

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patents, copyrights or other intellectual property rights, Seller will assume the defense of the Suit on behalf of Buyer by counsel of Seller's choosing. Seller agrees to provide Buyer with periodic updates on any such lawsuit. Provided, however, Seller will not be responsible for reimbursement of attorneys' fees incurred by Buyer: (i) to defend any such matter on its own, provided that Seller has assumed full defense of the matter as required hereunder; (ii) to engage counsel to monitor Seller's defense of the Suit, or (iii) to seek advice on how to respond to any other demands or claims; provided that reasonable out-of-pocket costs incurred by Buyer to respond to discovery requests, including deposition and document production, will be reimbursed by Seller.

(B)
If a court of competent jurisdiction determines or has determined that the use of the Equipment or any portion thereof by Buyer (or any third party) infringes on adversely owned valid and enforceable patent rights, then Seller shall (i) use its commercially reasonable efforts to obtain a license to permit Buyer to continue using the Equipment, or (ii) use its best efforts to provide engineering or modification to the Equipment or Processes and methods that utilize the Equipment so that it will not infringe the adverse intellectual property rights to enable Buyer to continue to use the Equipment for the intended purpose.

12.	Exclusions. The following are specifically excluded from Seller's Scope of Work under this Agreement:

(A)	Any exclusions or Buyer scope items identified in this Agreement, including the exhibits.

(B)
All Process Hazard Analyses, Pre-Start-Up Safety Review, Process Safety Management analyses, Risk Management Plan analyses, and any other compliance requirements imposed as a result of this Scope of Work upon Buyer as owner or operator of the Plant pursuant to various regulations, including but not limited to 29 CFR 1910.119. Buyer agrees that at all times during the performance by Seller of its Scope of Work; Buyer is in the position of owner and operator of the Plant. Seller expressly excludes from its Scope of Work related to the Equipment all responsibility and liability for the performance of any required regulatory compliance analyses, and for Buyer's compliance with such regulatory requirements. Seller will make one member of its engineering staff available to participate as a team member in Buyer's conduct of a Process Hazard Analysis ("PHA") in advance of start-up of the Equipment, if requested by Buyer. Buyer agrees it is solely responsible for identifying the methodology to be utilized in the conduct of any PHA. Any changes in the Equipment and its integration into Buyer's existing Plant operations that are determined by Buyer to be required following the conduct of an initial PHA shall be made by Seller, but at Buyer's direction, prior to start-up, and shall comprise Seller's intellectual

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property for all purposes. If requested by Seller to do so, Buyer will cause its employees and agents who have recommended system or Process modifications during the PHA to execute and deliver to Seller assignments of all intellectual property rights in and to such modifications. By its signature hereto, Buyer fully indemnifies and holds harmless Seller for any and all costs, penalties, fines and expenses related to or caused by an alleged failure of owner or operator to comply with the applicable regulations. The PHA Report and corresponding documents generated by Buyer will be labeled as noted below in order to properly protect Seller's proprietary information with respect to the Equipment and Process so that the same are not inadvertently made subject to public disclosure by OSHA or the EPA as the result of a Freedom of Information Act request. Unless otherwise directed by Seller in writing, Buyer will incorporate the following legend on each page of its PHA Report:
CONFIDENTIAL & PROPRIETARY TRADE SECRET BUSINESS INFORMATION EXEMPT FROM PUBLIC RELEASE-COMPRISES TRADE SECRET INFORMATION PURSUANT TO FREEDOM OF INFORMATION ACT 5 U.S.C. § 552 (b)(4))- SUBJECT TO CONTRACTUAL SECRECY AND NON-DISCLOSURE RESTRICTIONS.

(C)
Changes to design, fabrication, construction and inspection which may be required by Buyer will be incorporated by change order with price adjustment. Any such changes incorporated shall be deemed incorporated for all purposes within Seller's intellectual property rights with respect to this Scope of Work.

13.    Miscellaneous.

(A)
This Agreement shall be governed by the laws of the State of Kansas. Any legal proceeding relating to this Agreement shall be brought exclusively in the Eighteenth Judicial District Court, Wichita, Sedgwick County, Kansas, U.S.A., or in the United States District Court for the District of Kansas at Wichita, Kansas, U.S.A., and both Parties hereto consent to the jurisdiction of said courts.

(B)
The parties hereby expressly exclude in its entirety the application of the United Nations Convention on Contracts for the International Sale of Goods ("CISG") to the transactions contemplated by this Agreement. The parties agree that this Agreement, all correspondence, and any documentation arising out of or related to this Agreement will be in the English language and the American version thereof. Any translation of this Agreement and/or any other documentation related to the Additional Equipment that is required to be make into any other language shall be at Buyer's sole expense and Buyer shall bear all risk of any errors in such translation.

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(C)
This Agreement shall become a legal and binding contract upon signature of same by both Parties. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their permitted successors and assigns.

(D)
This Agreement may not be assigned to another party by either Party, either in whole or in part, without the prior written consent of the other Party, and such consent shall not be unreasonably withheld.

(E)
In the event any provision herein shall be judicially interpreted or held to be void or otherwise unenforceable as written, it shall be deemed to be revised and modified to the extent necessary to make it legally enforceable, and the remaining terms of this Agreement shall not be affected thereby.

(F)
The submission of this Agreement by Seller to Buyer, and the terms and condition of this Agreement are confidential between Buyer and Seller. The terms and conditions set forth in this Agreement may not be disclosed, either in whole or in part, to any third party unless the Party desiring to make such disclosure first obtains the express written approval of the other Party, except that either party may disclose confidential information to their respective insurance, accounting, and legal professionals, with similar non-disclosure obligations in place, on a need to know basis in furtherance of the purpose hereunder.

(G)
Any Party may in writing waive any provisions of this Agreement to the extent such provision is for the benefit of the waiving Party. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by that Party of its or any other party's compliance with any provisions of this Agreement. No waiver by any Party of a breach of any provision of this Agreement shall be construed as a waiver of any subsequent or different breach, and no forbearance by a Party to seek a remedy for noncompliance or breach by another Party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

(H)
Any notice or communication required or permitted by this Agreement shall be deemed sufficiently given if in writing and when or upon dispatch if sent by facsimile with confirmation of receipt from the intended recipient to the facsimile number set forth below or 48 hours after deposit with a receipted commercial courier service or the U.S. Postal Service as registered or certified mail, postage prepaid, and addressed as noted in the signature section below or to such other address as the Party to whom notice is to be given has furnished to the other Party in writing.

(I)	Each of the parties hereto represents to the other that (i) it has full power, authority and legal right to enter into and perform this Agreement, (ii) the
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execution, delivery and performance of this Agreement has been duly authorized by all necessary action on each party's part, does not require any approvals or consents except such approvals and consents as have heretofore been duly obtained or which are specifically enumerated herein to which this Agreement is subject, and (iii) this Agreement does not contravene any law binding on either of the parties or contravene any agreement to which either of the parties hereto is a party or by which it is bound, or any law, governmental rule, regulation or order. Upon request, each of the parties will provide the other party with documentary evidence of its authority to enter into this Agreement.

(J)
Buyer represents and warrants that the installation of the Equipment (if applicable) is a private construction project and that no public funds, bonds, grants or other non-private funds have been or will be used by Buyer to pay for the entire project or any portion of the project when the use of such funds will require compliance with any local, state, federal or international wage payment requirement including, but not limited to, prevailing wage regulations, Davis-Bacon Act, collective bargaining or other similar wage requirements ('Wage Requirements"). Buyer acknowledges that the Purchase Price for the Equipment or any portion of the Seller's scope does not include the cost for Seller, its subcontractors or suppliers at any level to comply with any Wage Requirements. Buyer agrees to indemnify and hold Seller, its subcontractors and suppliers harmless from any claim that Seller's scope is subject to Wage Requirements. Buyer is obligated to execute a change order to cover all added expenses, including reasonable attorney fees incurred related to any applicable Wage Requirements.

(K)
This Agreement and its exhibits, which exhibits are incorporated herein bythis reference and made part of this Agreement, together with the applicable Confidentiality Agreement of the Parties, set forth the entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersede all prior agreements, written or oral, between the Parties. This Agreement may not be amended or modified except by a written instrument signed by both Parties. By execution hereof, the signers certify that they have read this Agreement and that they are duly authorized to execute this Agreement in the capacity stated below. The Parties expressly agree that a photocopy or an electronically scanned copy of this Agreement or signature pages shall have the same effect as an original and that this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same agreement.

IN WITNESS OF the mutual promises, covenants and agreements set forth herein, the Parties have caused their authorized representatives to execute this Agreement, as of the dates indicated below.
ICM Trade Secret Information Exempted from Public Disclosure under US Freedom of information Act 5 USC § 552(b)(4) and under Iowa Code § 22.7(3). ICM Proprietary/Confidential Commercial and Trade Secret Information Protected by Confidentiality Agreement, U.S. Economic Espionage Act, and Uniform Trade Secrets Act. © 2016 1CM, Inc. All Rights Reserved.